EQUITABLE FINANCIAL LIFE INSURANCE COMPANY,

domiciled in New York

RETURN OF PREMIUM GUARANTEED MINIMUM DEATH BENEFIT RIDER (“ROP GMDB”)

This Rider is part of your Contract, and its provisions apply in lieu of any Contract provisions to the contrary. There are new definitions in this Rider which are introduced below. In this Rider, “we”, “our” and “us” mean Equitable Financial Life Insurance Company, “you” and “your” mean the Owner and “Rider” means this Rider.

This Rider cannot be voluntarily terminated once it is elected.

For Contracts with Non-Natural Owners, the terms “Owner” and “Joint Owner” referenced below in Sections I and II are replaced with “Annuitant” and “Joint Annuitant”, respectively.

RIDER SPECIFICATIONS

Rider Effective Date: The Contract Date as shown in your Data Pages.

Rider Charge: There is no charge for this Rider.

Limits on Contributions: Described in your Data Pages.

I. THIS RIDER’S DEATH BENEFIT

Subject to the terms and conditions of this Rider, we will pay a ROP GMDB under this Contract as described in Section II below. Your ROP GMDB is determined by your Return of Premium Benefit Base (“ROP BB”).

The ROP GMDB does not provide a Cash Value or any minimum Annuity Account Value (“AAV”) and cannot be withdrawn. Withdrawals will cause an adjustment to your ROP BB as described in Section II below.

The terms and conditions to continue this Contract and Rider upon the death of the Owner are described in the Endorsement Applicable to [Non-Qualified /Traditional IRA/Roth IRA/SEP-IRA] Contracts (as applicable) and in the Endorsement Applicable to Contract Continuation and Its Effect on a Death Benefit Rider.

II. OPERATION OF YOUR ROP GMDB RIDER

Your ROP GMDB amount is calculated as follows:

1)	On your Contract Date, the ROP BB will be equal to your initial Contribution made to your Contract.

2)	On the Transaction Date of any subsequent Contribution, we will increase the ROP BB by the dollar amount of any subsequent Contribution.

ICC25-ROPSCSPR	Page 1

3)	On the Transaction Date of any partial withdrawal, we will decrease the ROP BB on a pro-rata basis by the partial withdrawal amount, including any Withdrawal Charge which applies.

A pro-rata reduction is determined as follows:

1)	The numerator is the amount of the withdrawal including any applicable Withdrawal Charges. The denominator is your Annuity Account Value immediately preceding the withdrawal.

2)	Multiply the fraction calculated in (1) by the amount of your ROP BB immediately preceding the Withdrawal.

3)	This is the amount of the pro-rata reduction. We will reduce your ROP BB by this amount as of the Transaction Date of each withdrawal.

The Death Benefit amount payable upon the death of the Owner for a single Owner Contract, or in the case of a Joint Owner Contract on the date of death of the second to die of the Joint Owners under the Contract when issued with this Rider will be the greater of:

1)	the ROP BB amount (adjusted dollar for dollar for any post-death Withdrawals & Contributions); or

2)	the Death Benefit as described in the “Payment Upon Death” Section in your Contract.

For a Joint Owner Contract where the Owner and Joint Owner, are no longer married at the time of the first death, the Payment Upon Death Rules and Rules Applicable upon Divorce described in the applicable Endorsement will apply.

III.  TERMINATION OF THIS RIDER

This Rider cannot be voluntarily terminated once it is elected.

Unless otherwise provided below, this Rider will automatically terminate if:

(i)	the Owner (or Annuitant, in the case of a Non-Natural Owner) is changed; or

(ii)	a Joint Owner (or Joint Annuitant, in the case of a Non-Natural Owner) is added and the new Joint Owner (or Joint Annuitant) does not meet the age eligibility requirements for this Rider; or

(iii)	a Joint Owner (or Joint Annuitant, in the case of a Non-Natural Owner) is removed from a jointly owned Contract; or

(iv)	the Contract is continued under the Beneficiary Continuation Option, if applicable; or

(v)	amounts under the Contracts are applied to an Annuity Benefit; or

(vi)	you make an assignment of this Contract, or any of the rights under this Contract, or

ICC25-ROPSCSPR	Page 2

(vii)	termination is required by an Endorsement to your Contract; or

(viii)	the Contract terminates.

In accordance with clause (i) in the above paragraph, items (1) and (2) below apply. In accordance with clause (iii) in the above paragraph, item (3) below applies. Accordingly, this Rider will not terminate if any of the following occurs:

1.

A Contract owned by a Non-Natural Owner, if the Owner is changed to a different Non-Natural Owner or to the Annuitant (under single Anuitant Contracts) or Joint Annuitants (under Joint Annuitant Contracts), if applicable, this Rider will not terminate and its benefits will continue to be determined by the Annuitant or , Joint Annuitants, as applicable, at the time of the ownership change.

2.

A Contract owned by an individual, if the Owner or Joint Owner, if applicable, is changed to a trust and the beneficial owner(s) remains the former Owner or Joint Owner , if applicable, or his or her family members, this Rider will not terminate and its benefits continue to be determined by the Owner or Joint Owner, as applicable. “Family member” means members of the immediate family and other relatives. “Immediate family” means spouse, domestic partner, civil union partner, parent, child, adopted child, step-child, brother and sister. “Other relatives” means grandparent, grandchildren, aunt, uncle, niece, nephew, and in-laws.

3.	For a jointly owned Contract, if you divorce, and in accordance with your divorce decree, your former spouse is awarded 100% of the AAV under your Contract.

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY

[	[

Mark Pearson, Chief Executive Officer]	José Ramón González Chief Legal Officer and Secretary]

ICC25-ROPSCSPR	Page 3